Exhibit 99.2

CONVERGIN, INC.

THE 2001

ISRAELI EMPLOYEE STOCK OPTION PLAN

ADOPTED ON APRIL 1, 2001

MOST RECENTLY AMENDED ON FEBRUARY 28, 2010

1.	NAME

This Plan, as amended from time to time, shall be known as the Convergin, Inc. 2001 Israeli Employee Stock Option Plan (the “ISOP”).

2.	PURPOSE OF THE ISOP

The ISOP is intended as an incentive to retain, in the employ of Convergin, Inc. (the “Company”) and its Subsidiaries (as defined below), persons of training, experience, and ability, to attract new employees directors, consultants and service providers, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares in the Company, pursuant to the ISOP approved by the board of directors of the company (the “Board”). Options granted under the ISOP may or may not contain such terms as will qualify such Options for the special tax treatment under section 102 of the Israeli Tax Ordinance (“Section 102”). All Options granted hereunder, whether together or separately, shall be hereinafter referred to as “Options”.

3.	DEFINITIONS

For the purposes of the plan, the following terms shall be defined as set forth below:

3.1	“Cause” shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company.

3.2	“Tax Ordinance” means the Israeli Tax Ordinance, as in effect from time to time.

3.3	“Fair Market Value” means, as of any date, the value of a Share determined as:

(i)	If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or The NASDAQ SmallCap Market of the NASDAQ Stock Market , the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Committee deems reliable.

(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

3.4

“Subsidiary” means: any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chains.

3.5	“Parent” shall means: any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies (other than the Company), owns stock possessing fifty percent (50%) or more of total combined voting power of all classes of stock in one of the other companies in such chain.

3.6	“Repurchaser(s)” means:

(i)	the Company, if permitted by applicable laws, provided, however, that the Optionee holds the Shares for a period not less than 6 months;

(ii)	if the Company is not permitted by applicable laws to repurchase and, to the extent permitted by applicable law, then any affiliate or Subsidiary of the Company designated by a unanimous decision is reached by the Board of Directors; or

(iii)	if no unanimous decision is reached by the Board of Directors , then the Company’s existing shareholders (save, for avoidance of doubt , for other Optionees who already exercised their Options), pro rata in accordance with their shareholding.

3.7	Option(s) means:

(i)	Options containing such terms as will qualify them for the special tax treatment under section 102 of the Israeli Tax Ordinance , shall be referred to herein as “102 Options”.

(ii)	Options that do not contain such terms as will qualify them for the special tax treatment under section 102 of the Israeli Tax Ordinance , shall be referred to herein as “3(i) Options”.

3.8	Employee(s) means:

Any individual who is a common-law employee of the Company, a Parent or a Subsidiary. An individual shall cease to be an “Employee” upon the transfer of such individual’s employment among the Company and its Subsidiary.

3.9	“Optionee” shall mean the person named in the Stock Option Agreement.

4.	ADMINISTRATION OF THE ISOP

The Board, or a committee appointed and maintained by the Board for such purpose (the “Committee”), shall have the power to administer the ISOP. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

The Committee shall consist of such number of members of the Board (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the ISOP while serving on the Committee, unless otherwise specified herein.

The Committee shall have full power and authority regarding:

(i)	The participants.

(ii)	The terms and provisions of respective Option agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture.

(iii)	The designation of Options as 102 Options or 3(i) Options.

(iv)	The Interpretation of the provisions and the supervision of the administration of the ISOP.

(v)	The determination of the Fair Market Value of the Shares.

(vi)	The determination of any other matter which is necessary or desirable for, or incidental to the administration of the ISOP.

The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a exercise price equal to, lower than or higher than the Exercise Price (as defined in section 8 below) provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISOP.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the ISOP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by all of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

The interpretation and construction by the Committee of any provision of the ISOP or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board. Subject to the company’s decision and to all approvals legally required, including, but not limited to the provisions of the Company Law each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISOP unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Certificate of incorporation and bylaws, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

5.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the ISOP as recipients of Options shall include any employees, directors, consultants and service providers of the Company or of any Subsidiary of the Company. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to the ISOP or any other option or stock plan of the Company or any of its affiliates.

To the extent applicable and anything in the ISOP to the contrary notwithstanding, all grants of Options to directors and office holders (“Nosei Misra” - as such term is defined in the

Company Law shall be authorized and implemented in accordance with the provisions of the Companies Law, as in effect from time to time.

6.	TRUSTEE

102 Options which shall be granted under the ISOP and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be issued to a trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the “Trustee”) and held for the benefit of the Optionees.

The Trustee shall not transfer any Options to the Optionee prior to exercise of the Options into Shares. The Trustee will transfer the Shares to the Optionee upon demand, but 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for a period of not less than two years (24 months) from the Date Of Grant (the “Lockup Period”). If any law or regulation requires the Company to take any action with respect to the Shares so demanded before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

3(i) Options which shall be granted under the ISOP, may be issued to a Trustee nominated by the Committee, and held for the benefit of the Optionees.

Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of Options prior to the full payment of the Optionee’s tax liabilities arising from Options which were granted to him or her and any Shares issued upon exercise of such Options. In the event that during the Lockup Period any condition required to be maintained by section 102 ceases to be in effect, the postponement of payment of taxes permitted pursuant to Section 102 will no longer apply and the Optionee shall become liable to pay tax at the rate prescribed by the Tax Ordinance.

Upon receipt of the Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Option or Share granted to him thereunder.

7.	SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

7.1	The Company has reserved 5,292,000 authorized but unissued Common Stock par value US$ 0.001 per Share in the Share capital of the Company (the “Shares”), for the purposes of the ISOP and for the purpose of other stock option plan if and when adopted by the Company, subject to adjustments as set forth in paragraph 9 below. Any of such Shares covered by the ISOP, which remain unissued and are not subject to outstanding Options at the termination of the ISOP, shall cease to be reserved for the purpose of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the ISOP.

7.2	Each Option granted pursuant to the Plan, shall be evidenced by a written agreement between the Company and the Optionee (the “Option Agreement”), in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102 Option or a 3(i) Option).

7.3	All Shares allocated or issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

7.4	Subject to the provisions of Section 12 below, the holders of Options shall not have any rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an option, until registration of the Optionee as holder of such Shares in the Company’s register of members upon exercise of the option in accordance with the provisions of the ISOP.

8.	EXERCISE PRICE

8.1	The exercise price of each Share subject to an Option granted or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will contain the Exercise price determined for each Optionee, and in any event not less than the nominal value of the shares subject to the Option. (the “Exercise price”). The exercise price shall be paid in US$.

8.2	The Exercise price shall be payable upon the exercise of the Option (i) in cash, (ii) with certified, bank cashier’s or personal check (if agreed to by the Company), (iii) provided that a public market for the Company’s stock exists: (x) through a “same day sale” commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total exercise price directly to the Company, or (y) through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total exercise price directly to the Company; or (iv) by any combination of the foregoing.

9.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee’s rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

9.1	In the event of a merger of the Company with or into another company (the “Successor Company”), or the sale of all or substantially all of the assets or shares of the Company (the “Transaction”) while unexercised Options remain outstanding under the ISOP, then each unexercised Option shall be assumed, or substituted for an appropriate number of shares, of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) which were distributed to the shareholders of the Company in respect of such shares. In the case of such assumption and/or substitution of shares, appropriate adjustments shall be made in the Exercise price to reflect such action, and all other terms and conditions of the Option Agreements, such as the Vesting Dates (as defined below), shall remain in force, all as will be determined by the Committee whose determination shall be final.

Notwithstanding the above and subject to any applicable law, unless the Board or the Committee determines otherwise with respect to certain Option Agreements, if in any such Transaction as described in this section 9.1 above, the Successor Company agrees to assume or substitute the Option, and the Optionee’s employment with the Successor Company is terminated by the Successor Company without “Cause” (as defined in Section 3.1 above) within one year of the closing of such Transaction, then all unvested Options shall immediately expire.

9.2	Notwithstanding the above and subject to any applicable law, unless the Board or the Committee determines otherwise with respect to certain Option Agreements, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, then all unvested Options shall immediately expire.

9.3	For the purposes of section 9.1 above, the Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share of Optioned Shares immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion and subject to the boards approval, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4	If the Company is liquidated or dissolved while unexercised Options remain outstanding under the ISOP, then the Board in its own discretion may determine that all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the Vesting Dates (as defined below) thereof. If the Board determines that the outstanding Options may be exercised, all such outstanding Options may be exercised in full by the Optionees giving notice in writing to the Company of their intention to so exercise.

9.5	If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the ISOP or subject to any Options therefore granted, and the purchase prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate exercise price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in paragraph 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.6	Anything herein to the contrary notwithstanding, if prior to the completion of an IPO all or substantially all of the shares of the Company are to be sold, or upon a Transaction reorganization or the like, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, (in accordance with the value of the Optionee’s Shares pursuant to the terms of the Transaction) as the case may be, any Shares such Optionee purchased under the ISOP, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

9.7	Notwithstanding anything set forth in this ISOP to the contrary, effective upon the Effective Time (as such term is defined in that certain Agreement and Plan of Merger, dated as of

February 10, 2010, as by and among the Company, Oracle Systems Corporation, a Delaware corporation (“Oracle”), Cruise Acquisition Corporation, a wholly-owned subsidiary of Oracle and the stockholder representative named therein (the “Merger Agreement”)), (i) no further grants of Options shall be made pursuant to this ISOP and (ii) no Options granted under this Plan shall be repriced, or amended or terminated and subsequently regranted, at a lower exercise price per share than that applicable to the original grant (as adjusted pursuant to the terms of the Merger Agreement) without the prior affirmative vote of a majority of the shares of stock held by Oracle present at a stockholders’ meeting in person or by proxy and entitled to vote thereon.

10.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue Shares upon exercise of an Option granted under the Plan is expressly conditioned upon (a) the Company’s completion of any registration or other qualifications of such Shares under any state and/or federal law, rulings or regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations whether of the state of Israel or of the United States or any other State having jurisdiction over the Company and/or the Optionee requirements of State and federal laws and regulatory agencies.

11.	TERM AND EXERCISE OF OPTIONS

11.1	Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office and the Exercise price to be paid to the Company by the Optionee to acquire the Option Shares issuable upon exercise of the Option. The notice shall specify the number of Shares with respect to which the Option is being exercised.

11.2	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in Section 4 of Exhibit A to the Option Agreement; and - (ii) the expiration of any extended period in any of the events set forth in Section 11.7 below (and such earlier date shall be hereinafter referred to as the “Expiration Date”); and (iii) Options may terminate as a part of a Transaction as stated in section 9.1 above).

11.3	Each Option shall be exercisable following the Vesting Dates (as defined below) and subject to the provisions of the ISOP for the number of Shares as shall be provided in Exhibit A to the Option Agreement. However no Option shall be exercisable after the Expiration Date.

11.4	Options granted under the ISOP shall not be transferable by Optionees other than by will or laws of descent and distribution, and during an Optionee’s lifetime shall be exercisable only by that Optionee.

11.5	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 11.7 below and unless the Board or Committee resolves otherwise, the Optionee is an employee of the Company or any of its Subsidiaries or continuing to provide services to such entities, at all times during the period beginning with the Date of Grant of the Option and ending upon the date of exercise.

11.6	Subject to the provisions of Section 11.7 below, in the event of termination of Optionee’s employment or services with the Company or any of its subsidiaries, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries all Options granted to the Optionee will immediately expire. A notice of termination of employment or services shall be deemed to constitute termination of employment or services.

11.7	Notwithstanding anything to the contrary in Section 11.6 above, an Option may be exercised after the date of termination of Optionee’s service or employment with the Company or any subsidiary of the Company only with respect to the number of Options already vested and unexpired at the time of such termination according to the Vesting Dates and Expiration Date of the Options set forth in Exhibit A of such Optionee’s Option Agreement, and only provided that either:

(i)	prior to the date of such termination, the Board or Committee shall authorize an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable; or -

(ii)	such termination is without Cause (as defined below), in which event the Options may be exercised within a period of 90 days from the date of such termination; or -

(iii)	termination is the result of death or disability of the Optionee, in which event the Options may be exercised within a period of 12 (twelve) months from such date of termination.

11.8	Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Optionee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate Exercise price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

12.	LIMITATIONS AFTER PURCHASE OF SHARES

12.1	Once the Company’s shares will be traded in any public market, the Optionee’s right to sell his/her Shares may be subject to certain limitations, as set forth by the Company or its underwriters. In such event, the Optionee will unconditionally agree to any such limitations.

12.2	The Optionee may be required by the Company, at the Company’s discretion, to give a declaration in writing upon exercising the Option, that the Optionee is acquiring the Shares for his or her own account, for investment and not with a view to, immediate sale upon, the distribution of such Shares.

12.3	The Optionee shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules or regulations or the company’s certification of incorporation and bylaw.

12.4	If any Shares shall be registered under the United States Securities Act of 1933, no public offering otherwise than a national securities exchange(as defined in the United States Securities Exchange Act of 1934, as amended) of any Shares shall be made by the Optionee (or any other person) under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the United States Securities Act of 1933.

12.5	The Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it may deem appropriate (which do not violate the Optionee’s rights according to this Agreement).

13.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

13.1	Notwithstanding anything to the contrary in the Certificate of incorporation and bylaws of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of shares in the Company.

13.2	Sale of Shares by the Optionee shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of incorporation and bylaws of the Company. In the event that the Certificate of incorporation and bylaws of the Company shall not contain any provision regarding rights of first refusal, then, unless otherwise provided by the Board, until such time as the Company shall effectuate an IPO, the sale of Shares issuable upon exercise of an Option, shall be subject to a right of first refusal on the part of the Repurchaser(s). Repurchaser(s) means (i) the Company, if permitted by applicable laws, provided, however, that the Optionee holds the Shares for a period not less than 6 months; (ii) if the Company is not permitted by applicable laws to repurchase, then any affiliate or Subsidiary of the Company designated by a unanimous decision is reached by the Board of Directors; or (iii) if no unanimous decision is reached by the Board of Directors, then the company existing shareholders (save, for avoidance of doubt, for other Optionees who already exercised their Options), pro rata in accordance with their shareholding. The right of first refusal cannot be exercised by the Repurchaser less than 6 months following the later of the exercise of an Option or the issuance of Shares. The Optionee shall not be able to sell Shares during such 6 months period. The Optionee shall give a notice of sale (the “Sale Notice”) to the Company in order to offer the Shares to the Repurchaser(s), and the Company will forward the Notice to the existing shareholders.

The Sale Notice shall specify the Number of Shares offered for sale, the price per Share, the payment terms the name of each proposed purchaser or other Transferee (“Proposed Transferee”). The Repurchaser(s) will be entitled for 30 days from the day of receipt of the Notice (the “30 Days Period”), to purchase all or part of the offered Shares. If by the end of the 30 Days Period not all of the offered Shares have been purchased by the Repurchaser(s) , the Optionee will be entitled to sell such Shares at any time during the 90 days following the end of the 30 Days Period on terms not more favorable than those set out in the Notice, provided that the proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such proposed Transferee.

14.	VESTING OF OPTIONS

Options shall vest (i.e., Options shall become exercisable) at the dates set forth in Section 3 of Exhibit A to the Option Agreement (the “Vesting Dates”). An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Optionees may vary.

15.	DIVIDENDS

With respect to all Shares (in contrast to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares issued to the Trustee on behalf of a Optionee are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

16.	ASSIGNABILITY AND SALE OF OPTIONS

No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void. As long as the Shares are held by the Trustee in favor of the Optionee, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

17.	TERM OF THE ISOP

The ISOP shall be effective as of the date that it is adopted by the Board and shall terminate at the end of ten (10) years from such date of adoption.

18.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, but after consultation with the Trustee, amend, alter or discontinue the ISOP, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option therefore granted, without his written consent. Termination of the ISOP shall not affect the committee’s and/or the Board’s ability to exercise the powers granted to it hereunder with respect to the Options granted under the ISOP prior to the date of such termination.

19.	GOVERNMENT REGULATIONS

The ISOP, the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ, or the hiring by the Company of the Optionee’s services and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

21.	GOVERNING LAW & JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv shall have sole jurisdiction in any matters pertaining to the ISOP.

22.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, ,the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company, it’s subsidiaries or the Trustee, as applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company, the subsidiaries and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. The Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

23.	NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the ISOP, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

24.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Committee may also grant more than one Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

PHONEDO NETWORKS INC.

APPENDIX - ISRAEL

TO THE 2001 ISRAELI EMPLOYEE STOCK OPTION PLAN

1.	GENERAL

1.1	This appendix (the “Appendix”) shall apply only to participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the 2001 Israeli Stock Option Plan of PhoneDo Networks Inc. (hereinafter: the “Plan”), which applies to the issuance of Options to purchase Shares of PhoneDo Networks Inc. (hereinafter: the “Company”).

1.2	This Appendix is effective with respect to Options granted as of January 1, 2003 and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

1.3	This Appendix is to be read as a continuation of the Plan and only refers to Options granted to Israeli Optionees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Ordinance”), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Optionees.

1.4	The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Options granted to Israeli Optionees.

1.5	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2.	DEFINITIONS

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the participant.

2.3	“Capital Gain Option (CGO)” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

2.6	“ITA” means the Israeli Tax Authorities.

2.7	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8	“Ordinary Income Option (OIO)” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9	“Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

2.10	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.11	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.12	“Option Agreement” means the share option agreement between the Company and a participant that sets out the terms and conditions of an Option.

2.13	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.14	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF OPTIONS; ELIGIBILITY

3.1	The persons eligible for participation in the Plan as participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Options.

3.2	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3	The grant of Approved 102 Options shall be made under this Appendix adopted by the Board, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4	Approved 102 Options may either be classified as Capital Gain Options (“CGOs”) or Ordinary Income Options (“OIOs”).

3.5	No Approved 102 Options may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or MO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all participants who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

3.8	The terms and conditions upon which Options shall be issued and exercised shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix . Each Option Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the exercise price.

4.	TRUSTEE

4.1

Approved 102 Options which shall be granted under the Plan and/or any Shares issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares ,shall be allocated or issued to a trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the “Trustee”) and held for the benefit of the Optionee. Approved 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for such period of time as required by Section 102 or any regulations, rules, orders or procedures promulgated thereunder (the “Holding

Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2	Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Options which were not already exercised by the Optionee or release any Shares issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from 102 Options which were granted to the Optionee and/or any Shares issued upon exercise of such Approved 102 Options.

4.3	With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

4.4	The Optionee shall undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Appendix, or any Option or Shares granted to the Optionee thereunder.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Without derogating from Section 2.12 of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGOs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	EXERCISE OF OPTIONS

Options shall be exercised by the Optionee’s giving a written notice and remitting payment of the Purchase Price to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

7.1	No Option or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of the Optionee, all of such Optionee’s rights to purchase Shares upon the exercise of his or her Options shall be exercisable only by the Optionee.

7.2	As long as Options or Shares purchased pursuant thereto are held by the Trustee for the benefit of the Optionee, no rights of the Optionee with respect to the Options and or Shares be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

8.1	With regards to Approved 102 Options, the provisions of the Plan and/or this Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit and/or any applicable law, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Option Agreement.

8.2	Any provision of Section 102 and/or the said permit and/or any applicable law, which is necessary in order to receive and/or to keep any tax benefit pursuant thereto, which is not expressly specified in the Plan or in this Appendix or in the Option Agreement, shall be considered binding upon the Company and the Optionees.

9.	DIVIDEND

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Incorporation Documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102.

10.	TAX CONSEQUENCES

10.1	To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and/or the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

10.2	The Company and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.